KRONOS WORLDWIDE REPORTS SECOND QUARTER RESULTS

DALLAS, TEXAS…August 9, 2012… Kronos Worldwide, Inc. (NYSE:KRO) today reported net income for the second quarter of 2012 of $64.5 million, or $.56 per share, compared to net income of $89.0 million, or $.77 per share, in the second quarter of 2011.  For the first six months of 2012, Kronos Worldwide reported net income of $201.4 million, or $1.74 per share, compared to net income of $149.3 million, or $1.29 per share in the first half of 2011.  Comparability of the Company’s results was impacted by higher average TiO2 selling prices and lower sales and production volumes in 2012, as discussed further below.

Net sales of $545.3 million in the second quarter of 2012 were $7.8 million, or 1%, higher than in the second quarter of 2011.   Net sales of $1,106.6 million in the first six months of 2012 were $148.7 million, or 16%, higher than in the first six months of 2011.  Net sales increased in the second quarter and first six months of 2012 primarily due to higher average TiO2 selling prices partially offset by lower sales volumes and the negative impact of fluctuations in currency exchange rates.  The Company’s average TiO2 selling prices increased 24% in the second quarter of 2012 as compared to the second quarter of 2011, and increased 28% in the first six months of the year.  The Company’s average TiO2 selling prices at the end of the second quarter of 2012 were comparable to the end of the first quarter of 2012.  TiO2 sales volumes in the second quarter and first six months of 2012 were approximately 16% and 7% lower, respectively, than in the comparable periods of 2011 due to lower customer demand.  Fluctuations in currency exchange rates also impacted net sales, decreasing net sales by approximately $27 million in the second quarter and approximately $36 million in the first six months of 2012.  The table at the end of this press release shows how each of these items impacted the overall increase in sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) in the second quarter of 2012 was $114.2 million compared to segment profit of $146.6 million in the second quarter of 2011.  Segment profit declined in the second quarter of 2012 due to higher raw materials costs and lower sales and production volumes, partially offset by higher average selling prices.   For the year-to-date period, the Company’s segment profit was $327.1 million compared with segment profit of $250.8 million in the first six months of 2011.  Segment profit for the year-to-date 2012 period  increased due to higher TiO2 selling prices partially offset by higher raw materials costs and lower sales and production volumes.   Kronos’ TiO2 production volumes were 17% lower in the second quarter of 2012 as compared to the second quarter of 2011, and were 6% lower in the year-to-date period.  During the second quarter of 2012, Kronos operated its facilities at approximately 86% of practical capacity primarily in order to align production and inventory levels with decreased demand.  Segment profit comparisons were also impacted by the effects of fluctuations in currency exchange rates, which decreased segment profit by approximately $1 million in the second quarter and decreased segment profit by approximately $3 million in the year-to-date period.

As previously reported, in March 2011 we redeemed €80 million principal amount of Kronos International, Inc.’s 6.5% Senior Secured Notes due 2013, and Company's results in 2011 include an aggregate first quarter charge of $3.3 million ($2.2 million, or $.02 per share, net of income tax benefit) associated with the early extinguishment of such Senior Notes.  In June 2012, we entered into a new $400 million term loan, and used a portion of the net proceeds to redeem the remaining €279.2 million principal amount outstanding.  As a result, we recognized a second quarter 2012 charge of $7.2 million ($4.7 million, or $.04 per share, net of income tax benefit) associated with the early extinguishment of such remaining Senior Notes.  The Company also entered into a new $125 million North American revolving credit facility in June 2012, and the full amount of the facility is available for borrowing at June 30, 2012.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said “Our operating and financial results for the second quarter of 2012 remained solid.  As we had expected and previously reported, our production costs have increased significantly, driven primarily by substantially higher feedstock ore costs.  Lower customer demand for our TiO2 products resulted in lower sales volumes in the second quarter and first six months of the year.  Although our average selling prices were significantly higher in the second quarter and first six months of 2012 as compared to the same periods in 2011, our segment profit declined for the quarter primarily as a result of the lower sales volumes and higher production costs.  We reduced our production volumes during the second quarter in order to align our production and inventories with current and anticipated demand levels for our TiO2 products.  In the near term, we expect to see intermittent periods of availability and shortage of TiO2 products.  While aggregate global demand for TiO2 products has decreased in line with global economic conditions, markets in North America and certain export markets continue to show relative strength.  We expect demand for TiO2 products will increase as economic conditions improve in the various regions of the world.  With the constraints, high capital costs and extended time associated with adding significant new production capacity, especially for the premium grades of TiO2 products through the chloride process, we believe increased and sustained profit margins will be necessary to financially justify major expansions of TiO2 production capacity.  Given the lead time involved with such expansions, we expect a prolonged shortage of TiO2 products will develop as economic conditions improve and demand levels increase.”

The Company will hold a conference call to discuss its second quarter 2012 financial results on Thursday, August 9, 2012 at 9:00 a.m. CDT.

Call in number for U.S. participants	(866) 700-7477
Call in number for international participants	(617) 213-8840
Participant passcode	30807512

The conference call will be available via webcast and can be accessed from the investor relations section of the company’s website at http://www.kronosww.com.

The conference call will be available for replay beginning August 9, 2012 and ending August 16, 2012.

Call in number for the replay:
U.S. participants	(888) 286-8010
International participants	(617) 801-6888
Passcode	38398822

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of our business;
•	Customer inventory levels;
•	Changes in raw material and other operating costs (such as energy and ore costs);
•	Changes in the availability of raw materials (such as ore);
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2);
•	Competitive products and substitute products;
•	Customer and competitor strategies;
•	Potential consolidation of our competitors;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	Our ability to renew or refinance credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria;
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);
•	Government laws and regulations and possible changes therein;
•	The ultimate resolution of pending litigation; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months		Six months
	ended June 30,		ended June 30,
	2011	2012	2011	2012

Net sales	$537.5	$545.3	$957.9	$1,106.6
Cost of sales	340.5	382.0	614.5	681.8

Gross margin	197.0	163.3	343.4	424.8

Selling, general and administrative expense	51.1	47.1	94.8	95.9
Other operating income (expense):
Currency transactions, net	.9	.4	2.3	.5
Other expense, net	(.3)	(2.4)	(.3)	(2.5)
Corporate expense	(2.3)	(3.6)	(4.0)	(6.9)

Income from operations	144.2	110.6	246.6	320.0

Other income (expense):
Trade interest income	.1	-	.2	.2
Other interest and dividend income	1.6	2.0	3.2	4.1
Loss on prepayment of debt	-	(7.2)	(3.3)	(7.2)
Interest expense	(8.5)	(6.7)	(18.1)	(13.0)

Income before income taxes	137.4	98.7	228.6	304.1

Income tax expense	48.4	34.2	79.3	102.7

Net income	$89.0	$64.5	$149.3	$201.4

Net income per basic and diluted share	$.77	$.56	$1.29	$1.74

Weighted-average shares used in the
calculation of net income per share	115.9	115.9	115.9	115.9

TiO2 data - metric tons in thousands:
Sales volumes	146	123	271	253
Production volumes	142	118	275	258

KRONOS WORLDWIDE, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months		Six months
	ended June 30,		ended June 30,
	2011	2012	2011	2012

Segment profit	$146.6	$114.2	$250.8	$327.1

Adjustments:
Trade interest income	(.1)	-	(.2)	(.2)
Corporate expense	(2.3)	(3.6)	(4.0)	(6.9)

Income from operations	$144.2	$110.6	$246.6	$320.0

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

	Three months	Six months
	ended June 30,	ended June 30,
	2012 vs. 2011	2012 vs. 2011

Percentage change in sales:
TiO2 product pricing	24%	28%
TiO2 sales volume	(16)%	(7)%
TiO2 product mix	(2)%	(1)%
Changes in currency exchange rates	(5)%	(4)%

Total	1%	16%